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                                                                   Exhibit 10.02

Revised to show additions agreed on May 14, 1999
------------------------------------------------






VIA EXPRESS
-----------
                                                                   April 9, 1999



                            Personal and Confidential
                            -------------------------



Mr. Stephen J. Perkins
14735 Pine Tree Road
Orland Park, IL 60462


Dear Steve:

On behalf of Commercial Intertech Corp., I am pleased to extend an offer of employment, the terms of which are detailed as follows:


-   TITLE

         President & Chief Operating Officer, effective May 1, 1999, or as soon as practicable.

-   RESPONSIBILITIES

         Reporting to the Chief Executive Officer, you will have overall responsibility for "top line" and "bottom line" results via guidance and direction of management in the development, production, promotion and sale of the Company's products.




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Mr. Stephen J. Perkins                  -2-                        April 9, 1999


-   BOARD OF DIRECTORS

         As corporate officers must be elected by the Board of Directors, this action will be recommended to our Board after your acceptance.

         You will also be named a Director by the Board as soon as practicable after your acceptance and thereafter submitted for election by the shareholders at the March 2000 annual meeting of shareholders.

-   EMPLOYMENT AGREEMENT

         While it is our desire that you will complete your business career at Commercial Intertech, an initial employment agreement is for a three year period. If you should involuntarily without cause leave the Company, we will provide a severance amount equal to your annual base salary paid in monthly installments for a period of two years plus customary benefits.

-   SUCCESSION

         Effective March 1, 2000, you will be named Chief Executive Officer of Commercial Intertech Corp. In addition, if not appointed Chief Executive Officer by March, 2000, you have the option to leave the Company and receive 36 months of salary, customary benefits, and a relocation allowance to return to Chicago.









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Mr. Stephen J. Perkins                     -3-                     April 9, 1999


-   COMPENSATION

         Base Salary -                      $375,000 per year
         1999 Guaranteed Bonus -            $120,000 payable in December 1999.

         With your promotion to Chief Executive Officer on March 1, 2000, the Management Evaluation & Compensation Committee will increase your salary appropriate with your additional responsibilities (range of $430K-$570K) and establish your annual incentive target at 70% of base salary (maximum of 140% upon achievement of performance goals).




-   LONG-TERM INCENTIVES

         The following long-term incentives, which represent median levels for the Chief Executive Officer position for comparable sized durable goods manufacturers, will be granted to you effective May 1, 1999, or the date you join the Company:













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Mr. Stephen J. Perkins                   -4-                       April 9, 1999

         Restricted Shares -

                  15,000 shares granted conditioned only upon your continued employment by the Company for five years. During the five year restricted period you will receive dividends and vote the shares, although the share certificates will be legended and held in escrow by our Corporate Secretary.


                  If you should involuntarily without cause leave the Company at any time during the five year period, the shares will vest 20% per year of accrued employment with the Company.

         Non-qualified Stock Options -

                  A grant of NQSO of 35,000 shares for ten years, exercisable one-half in two years and one-half in three years. The exercise price will be the fair market value on the date of the grant.

         Performance Shares -

                  30,000 shares to be granted for the three-year period commencing November 1998, with maximum 45,000 shares that can be earned based on achievement of performance targets (senior officers are measured on corporate ROE) during the three-year performance cycle. At the end of the three-year period dividends will be paid on all earned shares.


-   SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

         In addition to participation in the Salaried Pension Plan, the Company agrees to provide a Supplemental Executive Retirement Plan (SERP) utilizing base salary and annual incentive to be valued at age 65 to be equivalent to 25 years of service with Commercial Intertech with an offset for any qualified plans from prior employers. It is understood that an accommodation will be developed that will provide some SERP coverage in the event of a change of control prior to vesting in five years.




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Mr. Stephen J. Perkins                   -5-                       April 9, 1999


-    BENEFIT PROGRAMS

         You will be entitled to participate in various Company benefit programs as soon as eligibility requirements are fulfilled. Such programs include salaried pension plan, 401(k), non-qualified savings and stock purchase plan, medical, hospitalization, GRIP (life), disability, and accidental death and dismemberment insurance. Some modest contributions on your part may be required depending upon selected coverage levels.


-    AUTOMOBILE ALLOWANCE

         Commercial Intertech will provide a $1100 per month allowance plus insurance and gasoline credit card.

-    VACATION

         You will be eligible for four weeks vacation annually.

-    RELOCATION

         The Company will provide customary key executive reimbursement for moving expenses and normal costs associated with the purchase of a residence in the Youngstown area and the sale of your primary residence in Illinois.

         Additionally, Commercial Intertech agrees to provide reasonable temporary living expenses for a mutually agreed upon period, and a payment of one-half month base salary for incidental relocation expenses.

-    CHANGE OF CONTROL

         In the event of termination after a change of control of the Company, you will receive compensation and benefits commensurate with your position.




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Mr. Stephen J. Perkins                     -6-                     April 9, 1999

-    MEMBERSHIPS

         The Company will pay initiation fees and dues for memberships to The Youngstown Country Club and The Youngstown Club. Any assessments will be your responsibility.

-    TAX SERVICE

         The Company will pay for the annual preparation of your Federal and State tax returns by an outside firm.

Steve, over the last several weeks we have spent many hours discussing Commercial Intertech and your role in its continuing growth. From the outset of our discussions, I have been operating from the premise that we are really searching for our next Chief Executive Officer - the fifth in the history of the Company - with the Chief Operating Officer the interim step to this final position. Please understand that we feel your initial responsibilities as COO critical at this point in our history - there are many challenges and much to accomplish. But the COO position and its accompanying responsibilities is not a "make-or-break" assignment. That is to say, you are not on trial, i.e., "I must prove my worth as COO before I receive the CEO promotion." The Board of Directors joins me in expressing our collective confidence in your ability to lead the Company as the next CEO.

I personally look forward to working with you and I am excited about the future of Commercial Intertech under your leadership.

In summary, this offer of employment is conditioned upon the completion of a full physical examination to the satisfaction of the Company physician.












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Mr. Stephen J. Perkins                  -7-                        April 9, 1999




Steve, I hope you find this offer acceptable. If you agree with the terms, please sign the acceptance on a copy of the letter and return it to me.

We look forward to welcoming Carolyn and you into the Commercial Intertech family!

                                                Sincerely,







                                   Acceptance
                                   ----------

The above terms and conditions are accepted this ____ day of _______________, 1999.

                                            ------------------------------
                                            Stephen J. Perkins